CALCULATION OF FILING FEE TABLES

S-3

JPMorgan Chase & Co.

Submission Type: 424B2

EX-FILING FEES

SEC File No. 333-270004

Final Prospectus: True

Filing Fee: 0

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $2,500,000. The prospectus is a final prospectus for the related offering.